THORATEC ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE HEARTWARE
INTERNATIONAL FOR US$282 MILLION;
COMBINED COMPANY WILL OFFER BROAD PORTFOLIO OF DEVICES TO
IMPROVE THERAPIES FOR HEART FAILURE PATIENTS
     (Pleasanton, CA/Framingham, MA/Sydney, Australia), February 13, 2009—Thoratec Corporation (NASDAQ: THOR), a world leader in device-based mechanical circulatory support therapies to save, support and restore failing hearts, and HeartWare International (ASX: HIN), which develops and manufactures miniaturized implantable heart pumps, announced today that they have entered into a definitive merger agreement under which Thoratec will acquire HeartWare for a consideration currently valued at approximately US$282 million, of which approximately 50% will be paid in cash and approximately 50% will be paid in shares of Thoratec common stock. Based on a Thoratec common stock price of $26.25 per share, this reflects a current price of US$0.86 for each HeartWare Chess Depositary Interest (CDI), or AUS$1.32 based on the current US/AUS exchange rate of 1.5265. Upon completion of the transaction, the combined company will offer a broad portfolio of approved devices and will continue to develop emerging technologies for the treatment of heart failure patients.
     Under the merger agreement, each share of HeartWare common stock (representing 35 CDIs) will be converted into the right to receive $14.30 in cash and 0.6054 of a share of Thoratec common stock, reflecting a current per share price of approximately US$30.19 for each share of HeartWare common stock. Prior to the closing of the transaction, the CDIs will be converted into the underlying shares of common stock of HeartWare and exchanged for the merger consideration. In addition, Thoratec will provide HeartWare a convertible loan facility of up to US$28 million to fund ongoing operations until the closing of the transaction, which is currently expected to occur in the second half of 2009. The boards of directors of both companies have approved the transaction. The transaction is subject to approval of HeartWare’s stockholders and satisfaction of other customary closing conditions, including regulatory clearance.
     “This transaction is a positive development for heart failure patients and the clinicians who treat them by combining Thoratec’s portfolio of commercially approved devices with HeartWare’s innovative technologies. The use of mechanical circulatory support for the treatment of heart failure is gaining increasing adoption as a result of the positive patient outcomes and clinician enthusiasm realized with the HeartMate II. We believe that combining the strengths of the two companies will enable us to build upon each of our strong technology and product platforms, giving more and better options for a large and significantly underserved heart failure patient population. Because of the complementary nature of Thoratec’s and HeartWare’s products, the combined company intends to aggressively develop and make available to patients both Thoratec’s and HeartWare’s products using Thoratec’s extensive clinical and administrative support network,” said Gary F. Burbach, president and chief executive officer of Thoratec.
     “This transaction is a positive outcome for our stockholders, our employees and heart failure patients,” said Doug Godshall, president and chief executive officer of HeartWare. “We have made great strides with our technology, having recently received the CE Mark for the

HeartWare Ventricular Assist System and are experiencing strong initial progress in our U.S. BTT trial. In addition, we have realized significant progress with our MVAD, a next generation miniaturized axial flow LVAD (left ventricular assist device). Combining our R&D focus with Thoratec’s product line, support infrastructure and financial strength will facilitate and accelerate the commercial rollout of the HVAD pump, as well as the development of future products,” he added.
     Mr. Burbach noted, “The product pipeline and organizational capabilities of Thoratec and HeartWare are highly complementary. In addition to facilitating the development of a product portfolio that will serve a wide continuum of patients, we believe that this combination will enable us to bring new, life-saving technologies to market more quickly and at a greater scale. Thoratec already has clinical, regulatory and market development teams with a proven track record of developing devices, achieving regulatory approvals and realizing commercial success. We believe this transaction will increase the acceptance and availability of mechanical circulatory support devices, and should result in operating synergies over the long-term.”
     Thoratec said it expects the transaction will be dilutive to earnings on both a GAAP and non-GAAP basis into 2011. Thoratec said it will provide additional details on the financial impact of this transaction as the process moves forward, including its effect on 2009 guidance, and related expenses. Thoratec expects non-recurring charges associated with the transaction of approximately US$15-20 million will be recorded through the balance of 2009, but will be excluded from non-GAAP earnings.
     “We are excited about the long-term benefits of the transaction to Thoratec. The structure of the transaction leverages the strength of Thoratec’s balance sheet while preserving capital for our future operational needs and strategic opportunities,” Burbach noted.
     Thoratec’s product line includes several commercially approved cardiac assist devices including the HeartMate II® LVAS (Left Ventricular Assist System), which received U.S. approval for bridge-to-transplantation (BTT) in April 2008 and is currently in clinical trials in the United States for Destination Therapy (DT)—or the long-term support of heart failure patients not eligible for transplantation. HeartWare’s HVAD™, part of the HeartWare® Ventricular Assist System, is a full-output pump designed to be implanted next to the heart. It recently received Conformite Europeene (CE) Mark approval to begin commercial sales of the device in Europe and has enrolled approximately 10 patients in a 150-patient U.S. BTT clinical trial.
     Upon the close of the transaction, HeartWare’s operations will be integrated into Thoratec’s Cardiovascular Division. Further details regarding the nature and timing of the integration will be provided in the future.
Advisors
     Banc of America Securities LLC acted as exclusive financial advisor, and Latham & Watkins, LLP acted as legal counsel, to Thoratec. J.P. Morgan acted as exclusive financial advisor, and Shearman & Sterling LLP acted as legal counsel, to HeartWare.

Conference Call/Webcast Information
     Thoratec and HeartWare will hold a conference call to discuss this transaction for all interested parties at 5:30 a.m., Pacific Standard Time (8:30 a.m., Eastern Standard Time) today. The teleconference can be accessed by calling (719) 325-4767, passcode 4706062. Please dial in 10-15 minutes prior to the beginning of the call. The webcast will be available on the Internet at http://www.thoratec.com. A replay of the conference call will be available through Friday, February 20, 2009, by telephone at (719) 457-0820, passcode 4706062.
     Thoratec is a world leader in therapies to address advanced-stage heart failure. The company’s product lines include the Thoratec® VAD (Ventricular Assist Device) and HeartMate LVAS with more than 12,000 devices implanted in patients suffering from heart failure. Additionally, its International Technidyne Corporation (ITC) Division supplies point-of-care blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http://www.thoratec.com or http://www.itcmed.com.
     Thoratec, the Thoratec logo, HeartMate and HeartMate II are registered trademarks of Thoratec Corporation, and IVAD is a trademark of Thoratec Corporation.
     HeartWare International develops and manufactures miniaturized implantable heart pumps, or Left Ventricular Assist Devices (LVADS), to treat patients suffering from advanced heart failure. HeartWare’s HVAD™ pump is the only full-output pump designed to be implanted in the chest, avoiding the abdominal surgery generally required to implant competing devices. HeartWare has completed an international clinical trial for the device involving five investigational centers in Europe and Australia. The device is currently the subject of a 150-patient clinical trial in the United States for a bridge-to-transplantation indication.
Use of Forward-Looking Statements
     This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, “believes,” “views,” “expects,” “projects,” “hopes,” “could,” “will,” “intends,” “should,” “estimate,” “would,” “may,” “anticipates,” “plans” and other similar words. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking information, and are based on Thoratec’s current expectations, estimates, forecasts and projections. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure of HeartWare’s stockholders to approve the proposed transaction; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of Thoratec and HeartWare generally, including those set forth in the filings of Thoratec and HeartWare with the Securities and Exchange Commission, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions or updates to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.
Additional Information and Where You Can Find It
     Thoratec will file a Registration Statement on Form S-4 containing a proxy statement/prospectus and other documents concerning the proposed acquisition and HeartWare will file a proxy statement and other documents concerning the acquisition, in each case with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the proxy statement/prospectus when it becomes available and other relevant documents filed with the SEC because they will contain important information. Security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents filed by Thoratec and HeartWare with the SEC at the SEC’s web site at http://www.sec.gov. The proxy statement/prospectus and other documents may also be obtained for free by contacting Thoratec Investor Relations by e-mail at ir@thoratec.com or by telephone at 925-847-8600 or by contacting HeartWare Investor Relations by e-mail at enquiries@heartware.com.au or by telephone at 61 2 9238 2064.
     Thoratec, HeartWare and their respective directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. A description of the interests in HeartWare of its directors and executive officers is set forth in HeartWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on February 28, 2008. Information concerning Thoratec’s directors and executive officers is set forth in Thoratec’s proxy statement for its 2008 Annual Meeting of Shareholders, which was filed with the SEC on April 16, 2008. This document is available free of charge at the SEC’s web site at www.sec.gov or by going to Thoratec’s Investors page on its corporate web site at www.Thoratec.com. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed merger, and a description of their direct and indirect interests in the proposed merger, which may differ from the interests of HeartWare stockholders or Thoratec shareholders, generally will be set forth in the proxy statement/prospectus when it is filed with the SEC.

Contact Information

Thoratec Contacts

David Smith	Neal B. Rosen
Executive Vice President, Chief Financial Officer	Ruder-Finn
Thoratec Corporation	(415) 692-3058
(925) 847-8600

HeartWare Contacts

www.heartware.com	U.S. Investor Relations
Howard Leibman	Matt Clawson
Director Corporate Development	Partner
HeartWare Limited	Allen & Caron, Inc.
Email. howard.leibman@heartware.com.au	Email. matt@allencaron.com
Tel. +61 2 9238 2064	Tel. +1 949 474 4300